AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                          CADENCE RESOURCES CORPORATION

        First The name of the Corporation is Cadence Resources Corporation (the "Corporation"). The original Articles of Incorporation of the Corporation (the "Articles") were filed with the Secretary of State of the State of Utah on April 8, 1969.

        Second Pursuant to Section 16-10a-1007 of the Utah Revised Business Corporation Act (the "Act"), and having been duly adopted by the Board of Directors of the Corporation (the "Board of Directors") at a meeting of the Board of Directors, the Corporation is hereby filing these Restated Articles of Incorporation (the "Restated Articles").

        Third Amendments to the Articles were adopted by the shareholders of the Corporation on February 9, 2006 in the manner prescribed by the Act.

        Fourth The text of the Articles and any amendment or restatement thereto is hereby amended or restated to read in its entirety as follows:

                                    ARTICLE I

                                      NAME

          The name of the corporation is Cadence Resources Corporation.

                                   ARTICLE II

                                    DURATION

                  The duration of the Corporation is perpetual.

                                   ARTICLE III

                                    PURPOSES

            The purposes for which this Corporation is organized are:

         Section 1 To locate, patent, purchase, lease, or otherwise require and to hold, own, use, operate, work, improve, develop, mine, drill, excavate and produce, and to sell, exchange, assign, transfer, mortgage, lease, or otherwise dispose of, in whole or in part, mines, mining rights, and claims, metalliferous lands, water, water rights, oil and gas properties and interests therein, and any rights, rights of way, easements, privileges, permits or franchises suitable or convenient for any of the purposes of the business, and to deal in the same and the products therefrom in every way

        Section 2 To purchase or otherwise acquire, own, mortgage, sell, manufacture, assign and transfer or otherwise dispose of, invest, trade, deal in and with real and personal property of every kind, class, description, and to generally engage in, do and perform any enterprise, act, transaction or venture that a natural person might or could do or perform

        Section 3 To issue promissory notes, bonds, debentures and other evidences of indebtedness in the furtherance of any of the stated purposes of the Corporation

        Section 4 To enter into or execute contracts of any kind and character, sealed or unsealed, with individuals, firms, associations, corporations (private, public, or municipal), the Government of the United States or political subdivision thereof, and North America

        Section 5 To buy, acquire, own, pledge, and sell bonds, debentures or other securities of any corporation (private or public), any municipality, any state of the United States, or the Government of the United States

        Section 6 To do each and every thing necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any of the objects herein enumerated, or which shall at any time appear conducive to or expedient for the protection or benefit of the Corporation

        Section 7 To engage in any lawful business or activity which may be conducted under the laws of the State of Utah (including but not limited to those items enumerated in Section 16-10a-302 of the Utah Revised Corporation
Act) or any other state or nation wherein this Corporation shall be authorized to transact business

                                   ARTICLE IV

                                 CAPITALIZATION

         The aggregate number of shares which the Corporation shall have the authority to issue is 250,000,000 (Two Hundred Fifty Million) common shares of $0.01 par value, and 20,000,000 (Twenty Million) preferred shares of par value $0.01, such preferred shares to be designated as to series, class, preferences, limitations, and other provisions as the Board of Directors may from time to time so designate.

         The Corporation does hereby provide for the issuance of a series of Preferred Stock of the Corporation, consisting of 2,500,000 shares which shall be designated as "Class A Preferred Stock" and does hereby fix and determine the powers, preferences and rights relating to said Class A Preferred Stock as hereinafter set forth:

         The Class A Preferred Stock (a) is convertible into common stock of the Corporation at $1.50 per share, provided that (i) the shareholder has received all the shareholder's dividends as of the date of the proposed conversion, (ii) the shareholder has held the shares for at least one year, and (iii) the closing price of the common stock has exceeded $3.00 for a period of 20 trading days, (b) bears a 15% annual dividend on the amount the shares of Series A Preferred Stock were purchased for by the shareholder, paid quarterly, and (c) shall be redeemed by the Corporation, if not otherwise converted, seven years from the date of issuance in cash or common stock, at the option of the Corporation, in an amount equal to the amount paid for the shares by the shareholder plus any accrued but unpaid dividends. The Corporation may force conversion of the Class A Preferred Stock at $1.50 per share upon all the conditions contained in (a) being satisfied. The Class A Preferred Stock shall have no voting rights.

                                    ARTICLE V

                            COMMENCEMENT OF BUSINESS

         The Corporation shall not commence business until at least One Thousand Dollars ($1,000) has been received by it as consideration for the issuance of its shares.

                                   ARTICLE VI

                           REGISTERED OFFICE AND AGENT

         The address of the registered office of the Corporation in the State of Utah (the "Registered Address") is 50 West Broadway, in the City of Salt Lake City, County of Salt Lake, and the name of the registered agent of the Corporation at the Registered Address is CT Corporation System.

                                   ARTICLE VII

                                    DIRECTORS

         The Corporation shall have a minimum of three and a maximum of ten directors as shall be set by the Bylaws of the Corporation (the "Bylaws").

                                  ARTICLE VIII

                            RIGHT TO PURCHASE SHARES

        Section 1 In accordance with a resolution adopted by its Board of Directors, the Corporation shall have the right to purchase its own shares to the extent of its unreserved and unrestricted earned surplus and also to the extent of its unreserved and unrestricted capital surplus.

        Section 2 The Board of Directors may designate such committee or committees as it determines in accordance with law to exercise such authority as the Board of Directors shall delegate in the resolution designating such committee or committees.

                                   ARTICLE IX

                                 INDEMNIFICATION

         As the Board of Directors may from time to time provide in the Bylaws, the Corporation may indemnify its officers, directors, agents and other persons to the full extent now or hereafter permitted by the laws of the State of Utah.

                                    ARTICLE X

                            SUPERSESSION OF ORIGINAL
                            ARTICLES OF INCORPORATION

         These Revised Articles hereby supersede in all respects the Articles and all amendments thereto.

                                   ARTICLE XI

                       LIMITATION ON DIRECTOR'S LIABILITY

         A director of the Corporation shall have no personal liability to the Corporation or its shareholders for monetary damages arising from a breach of fiduciary duty. However, this provision shall not eliminate or limit the liability of a director of the Corporation:

         (a) For any breach of the director's duty of loyalty to the Corporation or its shareholders;

         (b) For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         (c) For actions under Section 16-10a-841 of the Act; or

         (d) For any transaction from which the director derived an improper personal benefit.



DATED:   February 23, 2006


                                                  /s/ William W. Deneau
                                                  -----------------------------
                                                               William W. Deneau
                                                                       President